AMENDMENT TO KENTUCKY ELECTRIC
		   STEEL, INC. EXECUTIVE SEVERANCE PLAN


	WHEREAS, Kentucky Electric Steel, Inc. ("Company") adopted the Kentucky Electric Steel, Inc. Executive Severance Plan ("Plan) for the benefit of eligible employees; and

	WHEREAS, the Company retained the right to amend the Plan pursuant to Section 9 thereof; and

	WHEREAS, the Company desires to amend the Plan to change the definition of the term "Change of Control":

	NOW, THEREFORE, effective as of May 6, 1999, the Plan is amended as follows:

1.  Section 9 is deleted and replace with the following:

		The right is reserved by the Board of Directors of the Company to amend or terminate the Plan; however, no such amendment or termination shall be made after a Change of Control or in connection with negotiations with a third party resulting in a Change of Control. The term "Change of Control" shall mean (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or
(ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a bankruptcy or reorganization proceeding of the Company under applicable federal or state bankruptcy laws, or (iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period. Unless there has been a Change of Control or unless there are negotiations relating to a possible Change of Control, the Plan shall terminate one (1) year after its adoption unless the Board of Directors of the Company extends it prior thereto.

		IN WITNESS WHEREOF, this Amendment is adopted and effective immediately on the day and year first above written.

					KENTUCKY ELECTRIC STEEL, INC.
		     By: /s/  Charles C. Hanebuth             5/19/97